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GRIFFON CORPORATION
(Name of Registrant as Specified in Its Charter)

VOSS VALUE MASTER FUND, LP VOSS VALUE-ORIENTED SPECIAL SITUATION FUND, LP VOSS ADVISORS GP, LLC VOSS CAPITAL, LLC TRAVIS W. COCKE GERRY BOLLMAN H. C. CHARLES DIAO LEVIATHAN WINN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Voss Value Master Fund, LP, a Cayman Islands limited partnership (“Voss Value Master Fund”), together with the other participants named herein (collectively, “Voss”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of stockholders of Griffon Corporation, a Delaware corporation (the “Company”).

Item 1: On January 10, 2022, Voss issued the following press release and public letter:

Voss Capital Sends Letter to Griffon Corp. Shareholders Exposing Underperformance, Condemning Outdated Corporate Governance and Outlining Clear Path to Value Creation

Cites troubling issues with the Hunter Fan acquisition

Underscores lack of true Board independence

Urges shareholders to vote the BLUE proxy card

HOUSTON, January 10, 2022 -- Voss Capital, LLC (“Voss”), a significant shareholder of Griffon Corp. (NYSE: GFF) (“Griffon” or the “Company”) today issued a public letter to Griffon Corp.’s shareholders and published its proxy website www.renovategriffon.com. The full text of the letter is below:

Griffon’s Annual Meeting is February 17th.

Please Vote your Shares on the Enclosed BLUE Proxy Card

January 10, 2022

Dear Fellow Griffon Shareholders,

Voss Capital, LLC (“Voss”) is a Houston-based investment partnership that has made a significant investment in Griffon Corp. (“Griffon” or the “Company”). We have nominated two directors whose mission, if elected, would be to work alongside the other members of Griffon’s Board of Directors (the “Board”) to improve value for all Griffon shareholders. We discovered Griffon by looking at companies related to our high conviction thesis on home remodeling and immediately saw opportunities for value creation. Griffon has a collection of attractive businesses whose valuation is being depressed due to an outdated conglomerate structure and one of the worst corporate governance profiles in the entire public market prior to our engagement with the Board. We have a history of successfully working with company boards to unlock value. While we do not normally launch proxy contests, in Griffon’s case we felt compelled to do so, as management and the Board have refused to acknowledge the need for change at the Company.

We are writing to you today to outline our plan for value creation and demonstrate the urgent need for true independent oversight in the Boardroom. Our five-step plan for the Company, as set forth below, would unlock tremendous value for shareholders if appropriately and promptly implemented. In fact, we believe approximately $50 per share could be created for investors following its execution. We urge you to compare the prospects of our five-step plan with the value-destructive status quo under the watch of the current Board and management which has yielded only an 8% total return over the past five years, 61% underperformance versus the proxy peer group, and 171% underperformance versus the peer group under Ron Kramer’s tenure.

Voss nominees Charlie Diao and Levi Winn are committed, if elected, to overseeing this plan and ensuring that shareholders are prioritized while overseeing Griffon’s management team. You can only vote for our nominees on the enclosed BLUE proxy card. If you have already voted a white card from Griffon, a later-dated vote on the BLUE card will revoke your prior vote. Only your latest dated card counts.

Hunter Fan Deal

Nowhere is Griffon’s disregard for shareholders more apparent than in the Company’s recently announced acquisition of Hunter Fan for $845 million from MidOcean Partners. With minimal due diligence, it became clear that MidOcean Partners had been trying to exit Hunter Fan for years. James “Ted” Virtue, the founder of MidOcean Partners, Kevin Sullivan, Griffon’s Lead “Independent” Director and MidOcean Managing Director, and Ron Kramer all have ties going back decades through their time at Deustche Bank and Wynn Casinos, respectively. Mr. Virtue and MidOcean must have been thrilled to finally get bailed out and offload Hunter Fan at the expense of Griffon’s shareholders. Rather than use MidOcean’s desperation to negotiate an attractive valuation, Griffon is instead paying 9.4x FY2023 EBITDA, a lofty multiple that baffles every industry insider we spoke with. For Mr. Kramer to disregard the rights of Griffon shareholders at an inflection point in Griffon’s history when a number of shareholders, including Voss Capital, have raised serious questions around the conglomerate structure of the business not only demonstrates Mr. Kramer’s brazen desire for entrenchment, but also the Griffon Board’s complicit nature and lack of independence. This cannot continue.

We recently attended the Dallas International Lighting Show where the Hunter Fan deal was the butt of many jokes. If Griffon was so determined to enter the ceiling fan business, there were much better options than bailing out Mr. Kramer’s old banking buddies. With minimal effort, we uncovered leads on multiple similar-sized companies for sale within the fan and lighting industry that had better reputations, cheaper asking prices, and would have diversified the CPP segment away from margin-squeezing Home Depot and Lowe’s. Management acknowledged this lack of loyalty from the big box retailers on its last earnings call: “…our customers who are, as we said, desperate for inventory, have been looking for other options to fill their shelves.”

Despite levering up and taking substantial risk with shareholder capital to make the largest acquisition in Company history, the management team was so ill-prepared for the Hunter Fan M&A call that Mr. Kramer seemed to not know which period they were talking about when giving the EBITDA numbers, requiring the Griffon CFO to correct him. Even more shocking, Mr. Harris admitted that “we expect first… once we own the business to really understand the business.” Call us old fashioned, but we believe the order should be the other way around—thorough due diligence and deep understanding should come first, before engaging in such a sizeable and potentially risky transaction.

The Company misinterprets Griffon’s stock performance after the deal announcement as a sign of investors’ approval. The reality is the stock was down on December 20th and only rose in the following days after Voss vocally opposed the deal and highlighted our plan to unlock value.

Weak Performance with No End in Sight

The Hunter Fan deal is representative of this management team’s value destructive M&A strategy - doing deals for the sake of doing deals. This Board appears unwilling or incapable of grasping one of finance’s most elementary concepts: return on invested capital must exceed the cost of capital in order to create sustainable value.

[please refer to the Return on Invested Capital Below Weighted Average Cost of Capital chart]

Griffon’s outdated conglomerate structure costs shareholders nearly $50 million per year and is a significant drag on the company’s ROIC. It shrouds the true value of the underlying businesses, and we believe each business could operate more efficiently as a standalone entity.

The Company points to its 3-year revenue growth in its proxy as evidence of its success. However, the 11% revenue growth number cited by the Company includes contributions from at least four acquisitions, including CornellCookson, and excludes the declining Defense business. This type of financial chicanery is reminiscent of tactics one might find in the book, “How To Lie With Statistics.” The true organic growth rate is nearly half the figure the Company cites.

The Company is also three years deep into a margin improvement plan at the Consumer segment (CPP), costing $130 million with seemingly zero to show for it. In fact, the Company is guiding for margin declines for the business segment in FY 2022. To add insult to injury, in the middle of this multi-year operational consolidation initiative at CPP, the management team decided they would toss the largest acquisition in their history into the mix with Hunter Fan.

Voss’s 5-Step Plan to Unlock Shareholder Value

To unlock the value currently trapped in Griffon’s conglomerate structure, we believe the Company must take advantage of the favorable market environment for its assets. Significant value can be realized if the company immediately implements the below five steps:

1.	Sell Defense Electronics
2.	Explore alternatives for Home and Building Products
3.	Use cash to reduce debt and pay a special dividend
4.	Right-size corporate overhead
5.	Improve margins at the Consumer segment

We see the correct implementation of this plan as yielding ~$50 per share in value for investors. This compares to the status quo which we believe will only further destroy value and enrich insiders.

Ongoing Compensation Concerns

With Say on Pay voting results in the bottom 7th percentile of Russell 3000 companies, it is evident that for years shareholders have been trying to convey their dissatisfaction with Griffon’s executive compensation. Instead of heeding this sentiment from the Company’s true owners, the Board repeatedly slaps shareholders in the face by rubber-stamping sham bonus metrics and ratcheting up pay for a CEO with a long history of poor performance. It is hardly challenging to uncover evidence of the Company’s appalling corporate excess, such as the nearly $160,000 per year for Mr. Kramer’s car and chauffeur. Meanwhile, former employees within the Home and Building Products division expressed frustration at being under-resourced, stretched thin, and unable to fully capitalize on the growth potential.

We have heard that Mr. Kramer spends an inordinate amount of his time meeting with lawyers to devise compensation plans with bonus metrics that are easily manageable. Case in point, the Company inexplicably issued $172 million in equity in August 2020, weeks before the fiscal year end, for seemingly no reason. This conveniently allowed Mr. Kramer to collect another $867,000 in cash compensation for exceeding the arbitrary working capital threshold for bonuses. It appears Griffon shareholders were diluted for the purpose of management hitting a bonus target. Another highly suspect metric is the share price appreciation bonus target – a temporary 20% rise in GFF’s stock price at any point during a four-year period. We engaged a third-party data scientist to run Monte Carlo simulations, wherein they calculated that Mr. Kramer has a 75% - 83% chance of hitting this bonus threshold regardless of fundamental results based purely on the stock’s natural volatility.

It gets worse. After Griffon bought ClosetMaid in 2018, the Board set a $1.5 million bonus payout for Mr. Kramer should ClosestMaid achieve a cumulative 2-year EBITDA of $50 million. At the time of acquisition, ClosetMaid was generating $30 to $31.5 million in annual EBITDA, or a $60+ million 2-year run rate. Being paid a bonus for not immediately running a newly acquired business into the ground is the corporate equivalent of a participation trophy.

Griffon’s Entrenched Board of Directors

These easily manageable bonus metrics are undeniable proof of a Board that lacks sufficient independence, accountability, and fortitude. Our interactions with the Board reinforced our suspicions certain Board members are oblivious to modern corporate governance practices. Statements such as, “we put women on the board before it was fashionable” when the first woman joined the Board in 2018, show just how out of touch they really are.

According to Board member Tom Brosig, members of the Board felt, “Griffon has the best corporate governance they’ve ever seen.” With an ISS Corporate Governance rating of 9 out of 10 (10 being the worst), this is an objectively foolish statement. This level of ignorance when it comes to governance standards in the boardroom is downright scary for shareholders and is but one more sign Griffon desperately needs new truly independent shareholder representatives.

The two Board members with the closest ties to Mr. Kramer, Kevin Sullivan and Tom Brosig, are in the two most important positions of Lead Independent Director and Chair of the Nominating and Governance Committee, respectively. This effectively cements Kramer’s control in the boardroom, and we can’t keep letting Mr. Kramer handpick Board members.

We are asking you to help elect two new directors on a 14-member Board in order to ensure, among other things, that the Board begins taking its fiduciary duties to its shareholders more seriously.

Giving Shareholders a Voice – Voss’s Nominees

Our nominees, Charlie Diao and Leviathan Winn, are truly independent directors with no personal ties to management. Both Mr. Diao and Mr. Winn bring extensive experience optimizing businesses to unlock value for shareholders. Their expertise and independent viewpoints will offer a much-needed voice of reason in the boardroom. It is imperative we refresh the Board with objective directors who will work diligently to maximize shareholder value and not solely Mr. Kramer’s bank account.

Conclusion

Griffon's counterarguments are weak and unsupported by relevant data. They say they have performed well and cite a 3-year TSR that begins right after a ~60% drop in the stock in the middle of 2018. This is the rare interval they can point to because the TSR has badly lagged peers for any period longer than three years. They say they have already begun refreshing the Board and feign a desire to clean up their act, but their proposed half-baked measures only kick the can down the road. They say we haven’t owned the stock very long. This is true, but it doesn’t take much time to see the obvious problems with the Company’s governance and the opportunity for value creation.  Furthermore, far from being short-term oriented, we have held some core positions in our portfolio for over seven years.

The Company cannot justify its outdated conglomerate structure, and we already know from our conversations that the Board cannot defend the executive compensation in any coherent fashion.   Our modus operandi and message to the Griffon board is straightforward – if you fulfill your fiduciary duty to maximize shareholder value, you will have our support. If you do not, we will exercise our rights as shareholders to hold you accountable.

While many of you have voiced your dissatisfaction through Say on Pay voting to no avail, this contested election represents an opportunity to directly hold this Board accountable. It is critical you vote the BLUE Proxy card to send the current Board a message and replace conflicted incumbent directors with two new independent members who will work diligently to maximize the Company’s value while seeking to provide much-needed shareholder-focused oversight in the boardroom.

Sincerely,

Travis Cocke

Chief Investment Officer

Voss Capital

Follow our campaign and sign up for updates at www.renovategriffon.com

If you have any questions or need assistance voting your shares, please call the firm assisting us in the solicitation, Saratoga, at (888) 368-0379 or (212) 257-1311 or by email at info@saratogaproxy.com

Media Contact:

Serena Koontz

Head of Investor Relations

Voss Capital, LLC

serena@vosscap.com

Item 2: Also on January 10, 2022, Voss launched a website to communicate with the Company’s stockholders. The website address is: www.renovategriffon.com. The following materials were posted by Voss:

Renovate Griffon

VOSS NOMINEES | CASE FOR CHANGE | PATH FORWARD | CEO COMPENSATION | SHAREHOLDER MATERIALS | ABOUT VOSS CAPITAL | How to Vote

Opening the Door to Value

Voss Capital's **independent**, highly **experienced** and **diverse** nominees are dedicated to maximizing value for all shareholders.

Renovating Griffon Corp.

We believe Griffon is in disrepair. Voss Capital's candidates will bring the needed perspectives and experience to restore performance and unlock shareholder value.

Griffon Corporation has suffered from poor shareholder returns and subpar returns on capital primarily as a result of an outdated conglomerate structure and excessive management compensation. All Griffon shareholders will benefit from the addition of Voss's truly independent, qualified candidates to Griffon's Board of Directors.

Griffon is a collection of strong businesses that are underperforming their potential. Our nominees will advocate for shareholder interests and provide desperately needed oversight of Griffon's management team and business strategy - unlocking untapped shareholder value.

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John Ferguson | Joseph Mills

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Serena Koontz

Voss Capital, LLC

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Item 3: Also on January 10, 2022, Voss issued the following statements via social media:

Voss Capital @CapitalVoss · 1h

Replying to @CapitalVoss

$GFF has a 8% five-year TSR, 61% underperformance vs proxy peer group (as of 12/20/2021)

Inefficient conglomerate structure costing ~$50 million/year is an unnecessary a drag on ROIC

Say-On-Pay approval in the bottom 7th percentile of Russell 3000 companies

Griffon Say-on-Pay Approval Results 2011 - 2020
Median Russell 3000 Appr
%
79%
88%
84%
64%
83%
83%
86%
63%
11
2012
2013
2014
2015
2016
2017
2018
2019

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Voss Capital @CapitalVoss · 1h

We believe our five-step plan for $GFF would unlock ~$50/share in value for shareholders if appropriately and promptly implemented

More at:

renovategriffon.com

RENOVATE GRIFFON CORP.

Voss Capital's independent, highly experienced and diverse nominees are dedicated to maximizing valu...

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